UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 5, 2007
THERMADYNE HOLDINGS CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-22378 (Commission File Number)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of principal executive offices)		63017 (Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On February 5, 2007, Thermadyne Industries, Inc. (“Industries”), a wholly owned subsidiary of Thermadyne Holdings Corporation (the “Company”), entered into a Sale of Shares and Claims Agreement (the “Agreement”) with Thermaweld Industries (Proprietary) Limited (the “Buyer”). The effective date of the Agreement is December 1, 2006. Pursuant to the Agreement, the Company agreed to divest the following indirect wholly owned South African subsidiaries as part of the Company’s evaluation of its non-core operations: Maxweld & Braze Pty. Ltd. (“Maxweld”) and Thermadyne South Africa (Pty.) Ltd. (“Thermadyne South Africa”). Maxweld is a wholesaler with an outlet in Johannesburg, South Africa, and Thermadyne South Africa is a retailer with a network of stores throughout South Africa. Maxweld and Thermadyne South Africa are wholly owned subsidiaries of Industries. The closing of the divestitures is expected to take place in approximately four to six weeks.
     Pursuant to the terms of the Agreement, Industries agreed to sell all of the outstanding shares of Maxweld and Thermadyne South Africa to the Buyer, in exchange for R130,000,000 (South African Rand), which by today’s conversion rate is equivalent to approximately $18.2 million (the “Purchase Price”), R100,000,000 (by today’s conversion rate, approximately $14.0 million) of which is payable at closing. Subject to satisfaction of certain indemnification obligations pursuant to the terms of the Agreement, the remaining R30,000,000 (approximately $4.2 million as of today’s conversion rate) of the Purchase Price is payable on or before the third anniversary of the closing date; provided that to the extent such amount is not paid at closing, it shall accrue interest at the rate of fourteen (14%) percent per annum, compounded annually in arrears; provided further that the maximum amount of the balance, as adjusted shall not exceed R44,446,000 (approximately $6.2 million at today’s conversion rate).
     The Agreement contains customary representations and warranties.
Item 7.01. Regulation FD Disclosure.
     As noted in Item 1.01 above, Industries entered into an agreement pursuant to which it will divest of Maxweld and Thermadyne South Africa, two of its indirect wholly-owned South African subsidiaries. The preliminary, unaudited 2006 sales for these entities, combined, was approximately R235,000,000, or $32.8 million at today’s conversion rate. The preliminary, unaudited 2006 net income from continuing operations before taxes for these entities, combined, was R25,500,000, or $3.6 million at today’s conversion rate, which includes a deduction for depreciation and amortization of R2,200,000, or $300,000 at today’s conversion rate.
     The information under this Item 7.01 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 9, 2007

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

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